Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the New Founders’ Stock Option Plan, the Outside Directors’ Stock Option Plan, and the 2005 Employee Equity Incentive Plan of VeriFone Holdings, Inc., of our reports dated December 20, 2004 (except for Note 15, as to which the date is March 23, 2005), with respect to the consolidated financial statements and schedule of VeriFone Holdings, Inc. included in the Registration Statement (Form S-1 No. 333-121947), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

April 26, 2005